CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Short-Term Bond Fund, Inc. of our reports dated July 17, 2020, relating to the financial statements and financial highlights, which appear in T. Rowe Price Short-Term Bond Fund and T. Rowe Price Ultra Short-Term Bond Fund’s (two of the funds constituting T. Rowe Price Short-Term Bond Fund, Inc.) Annual Reports on Form N-CSR for the year ended May 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 28, 2020